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Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation Reports Q2 Revenue of $365.8 Million, up 21.3% over Q2 2005
Diluted EPS of $0.37 from Continuing Ops
Including $0.17 Per Share Charge from Restructuring and Other Items
Memorex Integration On Track
Full Year Revenue and Earnings Outlook Unchanged
Oakdale, MN (July 27, 2006) — Imation Corp (NYSE:IMN) today released financial results for the quarter ended June 30, 2006.
Highlights for the quarter include the following:
•	Q2 2006 revenue of $365.8 million (including revenue of $65.2 million from the Memorex acquisition) is up 21.3 percent compared with Q2 2005 revenue of $301.5 million.
•	Q2 2006 operating income of $18.6 million included $8.9 million in restructuring charges and $2.5 million of additional stock-based compensation expense. This is compared with $23.8 million of operating income in the second quarter of 2005, which had no restructuring or similar stock-based compensation expenses. Adjusting for restructuring and stock compensation expense as noted, operating income would have been $30.0 million, up 26 percent compared with the second quarter of 2005. Diluted EPS from continuing operations was $0.37 for Q2 2006 and included restructuring charges of $0.16 per share and stock-based compensation expense of $0.04 per share as well as a $0.03 per share tax benefit or a net charge of $0.17 per share. Adjusted for these items, EPS would have been $0.54 per share representing an increase of 17 percent compared with EPS of $0.46 reported in the second quarter of 2005 (See table entitled Reconciliation of GAAP to Adjusted Results below).
•	Cash flow from operations totaled $30.2 million in the quarter. Total cash was $223.8 million as of June 30, 2006 after payment of $329.3 million for the acquisition of Memorex on April 28, 2006.
•	We repurchased approximately 268,000 shares during the quarter for $10.4 million.
     “We are very pleased with our second quarter and first half of the year with revenue and adjusted profits up significantly. We are successfully integrating Memorex and continuing to launch new products, as we focus on growth initiatives,” said Bruce Henderson, Imation Chairman and CEO. “On July 1st, we crossed a major milestone as we entered our second decade as an independent company, now totally focused on data storage. We continued to see growth in our optical and flash products as well as in mid-range tape products. We had a solid first half and we remain on track to deliver our full year targets. We continue to target total revenue between $1.54 billion and $1.59 billion, and operating income between $93 million and $98 million after all restructuring, acquisition impacts and additional stock compensation expenses.” (See Business Outlook below.)
     “Memorex brand products contributed revenue of $65.2 million for the two months after closing the transaction and we are very pleased with the contributions that the new members of the Imation team are making. Integration of Memorex is proceeding on schedule and we expect that process to be completed before the end of the year. We also continue to drive growth through new products. We recently announced availability of Blu-ray media for major IT and data storage channel partners and launched an extension to the successful Sun StorageTek 9840D drive platform. We continue to see growing interest in our removable hard disk solutions – Ulysses, which is Imation’s hard disk in a removable media cartridge for tape libraries and Odyssey, an entry-level, disk-based removable storage option.”

     A teleconference is scheduled for 9:00 a.m. CDT today, July 27, 2006. The call-in number is 866-225-4091. (See Webcast and Replay Information at the bottom of this release.)
Second Quarter and YTD 2006 Financial Highlights

Dollars in millions, except per share amounts	Q2 06	Q2 05	YTD 06	YTD 05
Net Revenue	$365.8	$301.5	$701.0	$616.5
Gross Profit	$84.2	$75.2	$163.4	$157.5
% of Revenue	23.0%	25.0%	23.3%	25.5%
SG&A	$44.4	$38.0	$79.7	$76.4
% of Revenue	12.1%	12.6%	11.4%	12.4%
R&D	$12.3	$13.4	$25.1	$26.0
% of Revenue	3.4%	4.5%	3.6%	4.2%
Restructuring and other	$8.9	$—	$10.7	$—
Operating Income	$18.6	$23.8	$47.9	$55.1
% of Revenue	5.1%	7.9%	6.8%	8.9%
Income from Continuing Operations	$12.9	$15.8	$32.3	$46.6
Diluted Earnings per Share:
Continuing Operations	$0.37	$0.46	$0.92	$1.36
Discontinued Operations	$0.03	$0.16	$0.03	$0.18
Net Income	$0.40	$0.62	$0.95	$1.54
Operating Cash Flows	$30.2	$14.1	$53.3	$26.0
Reconciliation of GAAP to Adjusted Results

	Q2 06		YTD 06
Dollars in millions, except per share amounts	Operating Income	Diluted EPS from Cont. Operations	Operating Income	Diluted EPS from Cont. Operations
As Reported — GAAP	$18.6	$0.37	$47.9	$0.92
Restructuring and other	8.9	0.16	10.7	0.19
Additional stock-based compensation	2.5	0.04	4.3	0.07
Q2 tax benefit	—	-0.03	—	-0.03

Subtotal	11.4	0.17	15.0	0.23
Adjusted	$30.0	$0.54	$62.9	$1.15
Percentage change from prior year	26.0%	17.4%	14.2%	-15.4%
     (See Comparison of GAAP to Non-GAAP Financial Measures below.)
     Net Revenue was $365.8 million for the quarter, up 21.3 percent from Q2 2005. Revenue for the three-month and six-month periods ended June 30, 2006 included $65.2 million from the acquired Memorex business. Excluding the Memorex revenues of $65.2 million, our base business revenues were essentially flat compared to the second quarter of 2005 with volume growth of approximately 7.5 percent offset by price declines of 7.5 percent. The impact of currency on revenue comparison was negligible during the quarter. For the six-month period ended June 30, 2006, revenue was $701.0 million, up 13.7 percent from revenue of $616.5 million for Q2 2005. Excluding the Memorex revenues of $65.2 million, our year-to-date base business revenues were up 3.1 percent, consistent with our targeted revenue growth of two to four percent for the full year.

     Gross Margin of 23.0 percent in Q2 2006 was two percentage points below Q2 2005’s margin of 25.0 percent due to anticipated product mix migration. Sequentially, gross margin declined 0.6 percent primarily due to the Memorex acquisition, in line with the Company’s expectations. For the six-month periods ended June 30, 2006 and 2005 respectively, gross margin was 23.3 percent and 25.5 percent.
     Selling, General & Administrative (SG&A) spending of $44.4 million, or 12.1 percent of revenue reported in Q2 2006 compared with the $38.0 million, or 12.6 percent of revenue, reported in Q2 2005. The increase was due to the addition of Memorex SG&A expenses, intangible amortization and additional stock-based compensation, partially offset by spending declines in our base SG&A. For the six-month periods ending June 30, 2006 and 2005 respectively, SG&A spending was $79.7 million and $76.4 million.
     Research & Development (R&D) expenditures of $12.3 million in Q2 2006 were $1.1 million lower than the $13.4 million reported in Q2 2005. For the six-month periods ending June 30, 2006 and 2005 respectively, R&D spending was $25.1 million and $26.0 million.
     Operating Income for the quarter was $18.6 million compared with operating income of $23.8 million reported for the second quarter of 2005. Operating income in Q2 2006 included restructuring and other charges of $8.9 million associated with integrating the Memorex acquisition and continued efforts to simplify structure. The second quarter also included additional stock-based compensation expenses of $2.5 million. Operating income in Q2 2005 had neither restructuring nor similar stock-based compensation expenses. Excluding restructuring and stock compensation expense noted above, operating income would have been $30.0 million in the quarter, up 26.0 percent from the comparable quarter a year ago. Operating income for the six months ended June 30, 2006 was $47.9 million compared with operating income of $55.1 million for the comparable period a year ago. Excluding restructuring and stock compensation expense noted above, operating income would have been $62.9 million in the first half of 2006, up 14.2 percent from the comparable period a year ago (See table entitled Reconciliation of GAAP to Adjusted Results above).
     Restructuring and Other Charges of $8.9 million recorded in the quarter included severance benefits for approximately 90 employees as well as lease termination costs and asset write-offs.
     Non-operating Income/Expense and Taxes: Net non-operating income of $0.2 million in Q2 2006 is compared to $1.0 million in Q2 2005. The decline in net non-operating income was primarily due to an impairment on an investment of $1.6 million. The tax rate in Q2 2006 was 31.4 percent, down from the 36.3 percent tax rate in Q2 2005 as a result of a one-time tax benefit associated with the filing of an amended prior year tax return.
     Diluted Earning per Share from continuing operations was $0.37 in Q2 2006 and included a $0.20 per share penalty from restructuring and stock-based compensation and a $0.03 per share benefit from a lower tax rate. This compares to EPS of $0.46 per share for the comparable quarter last year which had no restructuring or similar stock-based compensation expenses. Adjusting for the items noted above which totaled $0.17 per share, EPS would have been $0.54 per share in Q2 2006 (See table entitled Reconciliation of GAAP to Adjusted Results above).
     Discontinued Operations: In Q2 2006, an after tax gain of $1.2 million was recorded, representing a final settlement with Nekoosa Coated Products, LLC related to the contingent consideration on the sale of the Specialty Papers business. The 2005 second quarter results in discontinued operations included an after tax gain of $4.6 million resulting from the sale of the Specialty Papers business in that quarter.
     Cash Flow, Working Capital and Balance Sheet: Cash from operations totaled approximately $30.2 million for the quarter. For the six-month period ended June 30, 2006, operating cash flows were $53.3 million. Ending cash and cash equivalents of $223.8 million as of June 30, 2006, decreased by approximately $259.2 million from December 31, 2005. The decrease is attributed primarily to the payment of $329.3 million related to the Memorex transaction. We repurchased approximately 268,000 shares of common stock in the quarter for $10.4 million, and have remaining authorization to repurchase an additional 2.7 million shares. Capital spending was $3.8 million in the quarter. Depreciation and amortization totaled $9.7 million in the quarter.
Business Outlook
     This business outlook includes the anticipated impact from the Memorex acquisition and is subject to the risks and uncertainties described below. Except where noted below, this outlook is unchanged from the outlook issued in April 2006.
•	Our revenue for the full year 2006 is targeted between $1.54 billion and $1.59 billion, which represents growth of approximately 23 percent to 27 percent over 2005.

•	Full year 2006 operating income is targeted between $93 million and $98 million, including charges for restructuring and stock-based compensation expense noted below.

•	Diluted EPS is targeted between $1.70 and $1.80 for the full year 2006.

•	Capital spending for 2006 is targeted to be approximately $25 million.

•	Tax rate for the second half of 2006 is anticipated to be in a range of 36 to 37 percent while the full year rate is targeted to be 35 to 36 percent based on the tax benefit recognized in the second quarter of 2006. Previously, we had targeted a full year rate of 36 to 37 percent.

•	Depreciation and amortization for 2006 is targeted in the range of $38 million to $42 million including amortization of intangible assets resulting from the Memorex acquisition of approximately $7 million. Previously we had targeted a range of total depreciation and amortization between $39 and $44 million and a range of intangible asset amortization from the Memorex acquisition of between $5 million and $8 million.

•	Operating income — excluding the restructuring expense and additional stock-based compensation expenses, but including the anticipated 2006 impacts from the acquisition of Memorex — is targeted to be in the range of $120 million to $125 million or per share earnings in the range of $2.20 to $2.29.
     The table below reconciles the outlook for 2006 Operating Income and diluted EPS on a GAAP basis with the items impacting 2006 results discussed above.

Targeted
	Targeted	Operating	Targeted
	Revenue	Income	EPS
	$ Millions	$ Millions	Per Share
2006 Outlook Before Restructuring and Stock-based Compensation*	$1,540 - $1,590	$120 - $125	$2.20 - $2.29
Restructuring and Other Charges**	—	($13 - $17)	($0.24 - $0.30)
Additional Stock-based Compensation Expense	—	($10 - $12)	($0.18 - $0.22)

2006 Outlook (GAAP)	$1,540 - $1,590	$93 - $98	$1.70 - $1.80

*	Ranges include Memorex acquisition related impacts

**	Actual YTD and anticipated
Comparison of GAAP to Non-GAAP Financial Measures
     The impact of the restructuring charges and other items, as described above, is provided to assist an investor’s understanding of the impact of these components on our actual results of operations when compared to prior periods. Imation believes the comparison provided will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for those items. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.
Webcast and Replay Information
     A live webcast, including presentation slides, of Imation Corp’s second quarter teleconference will be available on the Internet on a listen-only basis at http://www.ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on July 27, 2006 until 5:00 PM Central Daylight Time on August 2, 2006 by dialing 866-837-8032 (access code 922700). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp
     Imation Corp is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, in 2006 Imation proudly marks its tenth anniversary as an independent company. In addition to the Imation brand, Imation Corp’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Imation, the Imation logo, Memorex, “Is it live or is it Memorex?”, Odyssey and Ulysses are trademarks of Imation Corp and its subsidiaries. All other trademarks are property of their respective owners.
Risk and Uncertainties
     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. These factors include our ability to successfully integrate the Memorex acquisition and achieve anticipated benefits and synergies; our ability to successfully defend our intellectual property position, including the Memorex brand; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture and Exabyte relationships; the competitive pricing environment; foreign currency fluctuations; the outcome of litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products as well as various factors set forth, from time to time, in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenue	$365.8	$301.5	$701.0	$616.5
Cost of goods sold	281.6	226.3	537.6	459.0

Gross profit	84.2	75.2	163.4	157.5
Operating expenses:
Selling, general and administrative	44.4	38.0	79.7	76.4
Research and development	12.3	13.4	25.1	26.0
Restructuring and other	8.9	—	10.7	—

Total	65.6	51.4	115.5	102.4
Operating income	18.6	23.8	47.9	55.1
Other (income) and expense:
Interest income	(2.9)	(2.3)	(7.6)	(4.4)
Interest expense	0.2	0.2	0.4	0.3
Other, net	2.5	1.1	5.6	4.8

Total	(0.2)	(1.0)	(1.6)	0.7
Income from continuing operations before income taxes	18.8	24.8	49.5	54.4
Income tax provision	5.9	9.0	17.2	7.8

Income from continuing operations	12.9	15.8	32.3	46.6
Discontinued Operations:
Income from operations of discontinued business, net of income taxes	—	0.9	—	1.5
Gain on disposal of discontinued business, net of income taxes	1.2	4.6	1.2	4.6

Income from discontinued operations net of income taxes	1.2	5.5	1.2	6.1
Net income	$14.1	$21.3	$33.5	$52.7

Basic earnings per common share:
Continuing operations	$0.37	$0.47	$0.93	$1.38
Discontinued operations	$0.03	$0.16	$0.03	$0.18
Net income	$0.41	$0.63	$0.97	$1.56
Diluted earnings per common share:
Continuing operations	$0.37	$0.46	$0.92	$1.36
Discontinued operations	$0.03	$0.16	$0.03	$0.18
Net income	$0.40	$0.62	$0.95	$1.54
Weighted average basic shares outstanding	34.6	33.7	34.7	33.7
Weighted average diluted shares outstanding	35.2	34.3	35.3	34.3
Cash dividend per share	$0.14	$0.12	$0.26	$0.22

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and equivalents	$223.8	$483.0
Accounts receivable — net	258.5	194.7
Inventories	233.4	134.9
Other current assets	61.9	75.6

Total current assets	777.6	888.2
Property, plant and equipment — net	184.9	195.0
Other assets	342.3	63.0

Total assets	$1,304.8	$1,146.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$200.8	$131.8
Accrued payroll	13.9	22.2
Other current liabilities	139.4	91.1

Total current liabilities	354.1	245.1
Other liabilities	56.8	45.8
Shareholders’ equity	893.9	855.3

Total liabilities and shareholders’ equity	$1,304.8	$1,146.2

Certain of the Company’s funds were in active cash management and were thus classified in other current assets. Total cash and equivalents plus these investments were as follows:

	June 30,	December 31,
	2006	2005
Cash and equivalents	$223.8	$483.0
Cash investments	—	24.6

Total cash and other cash investments	$223.8	$507.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	YTD 2006		YTD 2005		% Change
	Rev $	% Total	Rev $	% Total
Americas	185.7	50.8%	145.6	48.3%	27.5%
Europe	125.4	34.3%	101.0	33.5%	24.2%
APAC	54.7	15.0%	54.9	18.2%	-0.4%

Total	365.8	100.0%	301.5	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	156.1	42.7%	168.9	56.0%	-7.6%
Optical	158.0	43.2%	106.7	35.4%	48.1%
Flash	28.1	7.7%	14.0	4.6%	100.7%
Other	23.6	6.5%	11.9	3.9%	98.32%

Net Revenue	365.8	100.0%	301.5	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	30.0	16.2%	29.1	20.0%	3.1%
Europe	11.2	8.9%	10.3	10.2%	8.7%
APAC	4.0	7.3%	3.8	6.9%	5.3%
Corp/Unallocated (1)	(26.6)	NM	(19.4)	NM	NM

Total	18.6	5.1%	23.8	7.9%

	YTD 2006		YTD 2005
	Rev $	% Total	Rev $	% Total
Americas	328.9	46.9%	284.3	46.1%	15.7%
Europe	254.3	36.3%	218.1	35.4%	16.6%
APAC	117.8	16.8%	114.1	18.5%	3.2%

Total	701.0	100.0%	616.5	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	332.4	47.4%	346.5	56.2%	-4.1%
Optical	281.8	40.2%	218.9	35.5%	28.7%
Flash	46.6	6.6%	24.5	4.0%	90.2%
Other	40.2	5.7%	26.6	4.3%	51.1%

Net Revenue	701.0	100.0%	616.5	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	61.5	18.7%	54.2	19.1%	13.5%
Europe	24.5	9.6%	25.5	11.7%	-3.9%
APAC	9.7	8.2%	11.9	10.4%	-18.5%
Corp/Unallocated (1)	(47.8)	NM	(36.5)	NM	NM

Total	47.9	6.8%	55.1	8.9%

(1)	Corporate and unallocated amounts include research and development expense, corporate results, as well as restructuring and other expenses that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Gross Profit	$84.2	$75.2	$163.4	$157.5
Gross Margin %	23.0%	25.0%	23.3%	25.6%
Operating Income	$18.6	$23.8	$47.9	$55.1
Operating Income %	5.1%	7.9%	6.8%	8.9%
Capital Spending	$3.8	$6.0	$7.1	$9.5
Depreciation	$7.4	$8.5	$14.7	$16.7
Amortization	$2.3	$1.4	$2.9	$3.2
Tax Rate %	31%	36%	35%	14%
Asset Utilization Information *

	June 30,	December 31,
	2006	2005
Days Sales Outstanding (DSO)	53	46
Days of Inventory Supply	69	56
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of June 30, 2006:	2,140
Book value per share as of June 30, 2006:	$25.91
Shares used to calculate book value per share (millions):	34.5
In the second quarter of 2006, Imation repurchased 0.3 million shares of its stock for $10.4 million. Authorization for repurchase of an additional 2.7 million shares remains outstanding as of June 30, 2006.

Revenue by Area ($ Millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
United States	$159.5	$111.4	$278.9	$219.2
% of total	44%	37%	40%	36%
International	$206.3	$190.1	$422.1	$397.3
% of total	56%	63%	60%	64%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.